Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Mary Rose Brown (Media)
(210) 345-2314

Eric Fisher (Investor Relations)
210-345-2896

VALERO, EPA AGREEMENT TO RESULT IN

ADDITIONAL CLEAN AIR BENEFITS

SAN ANTONIO, June 16, 2005 – Valero Energy Corporation (NYSE: VLO), which uses some of the most advanced environmental controls and has one of the cleanest baseline emission records in the petroleum refining industry, today announced an agreement with the U.S. Environmental Protection Agency (EPA) and the states of Texas, Louisiana, Oklahoma, New Jersey and Colorado, to invest more than $700 million in environmental improvement projects to further reduce emissions across the company’s U.S. refining system.  The agreement is part of the EPA’s industry-wide Refinery Enforcement Initiative, an ongoing program in which the EPA and refiners enter into agreements for the installation of significant new emission control equipment based on alleged past environmental permitting issues at U.S. refineries.  The Valero agreement includes more refineries than any other settlement to date.  Included in the agreement are Valero’s 12 current U.S. refineries along with its recently divested Denver refinery and Tesoro’s Golden Eagle refinery in Martinez, CA, which Valero was required to divest as a condition of merger approval with Ultramar Diamond Shamrock at the close of 2001.

Valero has had unprecedented growth over the last seven years, acquiring 14 refineries in that period, and has proactively invested hundreds-of-millions of dollars to increase production of environmentally clean fuels and to improve the environmental performance of all of its refineries.

“Our first priority at every refinery we have acquired has been to improve safety, reliability and environmental performance, and as a result, our baseline emission data shows that we are one of the cleanest operators in the industry,” said Bill Greehey, chairman and CEO of Valero.  “We struggled with this enforcement initiative because we are confident that we have met the requirements of the Clean Air Act and because the vast majority of the EPA’s concerns involved alleged permitting issues that occurred at the refineries long before Valero even acquired them, as well as issues at a refinery that we never operated.  But we’re happy to have the agreement completed and we’re looking forward to working with the EPA and the states to implement it.  Our emphasis was on providing proven, state-of-the-art hardware and technology to reduce emissions, rather than focusing on operational restrictions to achieve emission reduction targets.”

The complex agreement includes the addition of new environmental control equipment and state-of-the-art technology and programs at each of Valero’s U.S. refineries.  The initiatives range from enhanced programs to detect and repair leaks on process equipment to major capital projects such as additional low-emission, energy-efficient heater and boiler systems and new scrubber systems to further reduce emissions from operating units.  The projects that Valero plans to implement are expected to reduce total emissions at its plants by 21,000 tons per year from its already clean baseline.

The agreement calls for the initiatives to be phased in over the next seven years and includes aggressive deadlines.  “Many of the projects were agreed to in principle during the course of negotiations over the last few years,” said Greehey.  “So the capital costs are already included in the capital budget forecasts we have previously announced, and we have started the engineering and planning work for the projects,” said Greehey.  “As a result, the projects will be on the fast track once the agreement is finalized.  In fact, Valero will have more guaranteed emission reductions in place sooner than many refining companies that completed settlements with the EPA before we did.”

Greehey added that Valero is the only refiner to have ever received participation in such an agreement from the state of Texas.  “We believe that our commitment and solid environmental performance at our Texas refineries was the reason we were able to reach an agreement with the state of Texas,” he said.  “We look forward to our continued partnership with the Texas Commission on Environmental Quality and the Texas Attorney General in improving air quality in Texas, just as we expect to do with the other states where we have refining operations.”

As a result of its environmental leadership, Valero has received considerable recognition.  The company received two of the three awards given to the refining sector during the EPA’s celebration of the Clean Air Act’s 10th anniversary, and the company was honored by World Refining Magazine in 2001 as the U.S. Refiner of the Year for investing in the refining industry and serving as a national leader in the production of clean-burning fuels.  Valero was the first petroleum refiner to receive the “Governor’s Award for Environmental Excellence,” Texas’ highest environmental honor.

The company was also recognized for being the first Texas refiner to voluntarily permit its “grandfathered” refineries in Texas, and participated in the Clean Industries Texas 2000 program in which industrial plants were asked to reduce their emissions by 50 percent between 1995 and 2000, a goal that the company met ahead of schedule.

Valero Energy Corporation is a Fortune 500 company based in San Antonio, with approximately 20,000 employees and annual revenue of approximately $55 billion.  The company owns and operates 14 refineries throughout the United States, Canada and the Caribbean. Valero’s refineries have a combined throughput capacity of approximately 2.5 million barrels per day, which represents approximately 12 percent of the total U.S. refining capacity. Valero is also one of the nation’s largest retail operators with more than 4,700 retail and wholesale branded outlets in the United States, Canada and the Caribbean under various brand names including Diamond Shamrock, Shamrock, Ultramar, Valero, and Beacon. Please visit www.valero.com for more information.